Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated May 19, 2023, with respect to the consolidated financial statements of Tharimmune, Inc. (formerly Hillstream Biopharma, Inc.) (Company) as of December 31, 2022 and 2021 and for the years then ended (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

November 2, 2023